EXHIBIT NUMBER 11

             INFORMATION MANAGEMENT RESOURCES, INC. AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
               (Unaudited and in thousands except per share data)

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                                                  Three Months Ended   Nine Months Ended
                                                     September 30,       September 30,
                                                   -----------------   -----------------
                                                   1996(1)     1997    1996(1)     1997
                                                   -------   -------   -------   -------

Net income .....................................   $   591   $ 3,465   $ 1,535   $ 7,374
                                                   =======   =======   =======   =======

Shares:
   Weighted average number of common shares
      outstanding ..............................     9,606    16,472     9,606    15,688
   Assuming conversion of options issued and
      outstanding ..............................     7,277     7,017     7,398     6,933
                                                   -------   -------   -------   -------

   Weighted average common and
      common stock equivalent shares outstanding    16,883    23,489    17,004    22,621
                                                   =======   =======   =======   =======

Net income per share............................     $0.03     $0.15     $0.09     $0.33
                                                     =====     =====     =====     =====



(1)   Net income and net income per share have been presented on a pro forma basis as if the  Company  had been fully  subject to federal  and state  income  taxes for all periods presented.

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